Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM
S-3
(Form type)
ALLIANT ENERGY CORPORATION
INTERSTATE POWER AND LIGHT COMPANY
WISCONSIN POWER AND LIGHT COMPANY
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Alliant Energy Corporation Common Stock (1)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Debt	Alliant Energy Corporation Debt Securities (1) (3)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Other	Alliant Energy Corporation Warrants (1)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Other	Alliant Energy Corporation Stock Purchase Contracts (1)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Other	Alliant Energy Corporation Stock Purchase Units (1) (4)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Equity	Interstate Power and Light Company Preferred Stock	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Debt	Interstate Power and Light Company Debt Securities (3)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Equity	Wisconsin Power and Light Company Preferred Stock	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

	Debt	Wisconsin Power and Light Company Debt Securities (3)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(2)	(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)
This registration statement includes securities as may from time to time be issued upon conversion, exchange or exercise of other securities registered hereunder, or that are issued in units. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)
An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. In reliance on Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee with respect to these securities. In addition, securities of Alliant Energy Corporation registered hereunder may be sold either separately or as units comprised of more than one type of security of Alliant Energy Corporation registered hereunder.

(3)	If any debt securities are issued at an original issue discount, then the amount registered shall include the principal amount of such securities measured by the initial offering price thereof.
(4)
Each stock purchase unit of Alliant Energy Corporation consists of (a) a stock purchase contract under which the holder, upon settlement, will purchase or sell an indeterminate number of shares of common stock of Alliant Energy Corporation and (b) common stock, debt securities, other stock purchase contracts or debt obligations of third parties securing the holder’s obligation to purchase or sell the securities subject to the stock purchase contract. No separate consideration will be received for the stock purchase contract or the related pledged securities.